Exhibit 99

CBS CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

New York, New York, May 7, 2009 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the first quarter ended March 31, 2009.

“During a tremendously challenging period, Leslie and his team continue to manage CBS with distinction,” said Sumner Redstone, Executive Chairman, CBS Corporation.  “I have no doubt that the actions we are taking today, together with the strength of our industry-leading content, will translate to significantly better results once the economy improves.”

“Like other companies, our results were affected by the economic downturn that continued during the first quarter,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation.  “In addition, there were a number of factors that had an impact on comparability.  The advertising marketplace remained relatively robust through the first half of last year.  And last year’s first quarter benefited from several special items, including the shift to self-distribution of our CSI franchise internationally, significantly lower production costs as a result of the writers’ strike, and record political advertising revenues, which were not repeated this year.  We are confident that the second half of the year will bring improved results due to a strong slate of syndication releases, the effect of cost reductions that were made last year and early signs of an improving local advertising marketplace.”

Moonves continued:  “We are extremely pleased with the performance of our content businesses, particularly the CBS Television Network, which is having its best season in years with ratings up in all measures.  And our non-advertising-supported businesses, which represent one-third of revenues, continue to perform exceptionally well.  Each of our business segments was profitable on an OIBDA basis in the quarter, and together they generated healthy free cash flow.  Meanwhile, we remain focused on reducing our cost structure, significantly lowering capital expenditures, and conserving cash in order to meet our debt obligations going forward.”

First Quarter 2009 Results

Revenues for the first quarter of 2009 totaled $3.16 billion compared to $3.65 billion for the same quarter last year due to lower advertising revenues, as the softness in the advertising marketplace continued during the first quarter.  The Company’s first quarter revenues also declined due to a significant benefit in the first quarter of 2008 when it shifted to self-distribution for its CSI franchise internationally.  The decline in advertising and absence of the CSI self-distribution benefit were partially offset by the positive impact of the acquisition of CNET Networks (“CNET”) and higher affiliate and home entertainment revenues.

Operating income before depreciation and amortization (“OIBDA”) for the first quarter of 2009 was $249.8 million versus $642.0 million for the same quarter last year, and operating income was $107.5 million versus $524.2 million for the prior-year period.  These decreases were due to the decline in advertising revenues, as well as the absence of several items which benefited the Company in the first quarter of 2008, partially offset by lower expenses of approximately $75 million resulting from cost-savings initiatives, the acquisition of CNET and the absence of first quarter 2008 restructuring charges of $44.9 million.

The Company reported a net loss of $55.3 million, or $.08 per diluted share, for the first quarter of 2009 versus net earnings of $244.3 million, or $.36 per diluted share, for the same quarter last year, principally driven by lower operating income.

Free cash flow for the first quarter of 2009 was $204.3 million, which includes payments for severance associated with the restructuring charges taken in 2008 and the settlement of tax audits that totaled $49.5 million.

Business Outlook

The Company expects full year 2009 OIBDA to be in the range of $1.725 billion to $1.925 billion.

Consolidated and Segment Results

The tables below present the Company’s revenues, OIBDA and operating income (loss) by segment for the three months ended March 31, 2009 and 2008 (dollars in millions).

	Three Months Ended March 31,
Revenues	2009	2008
Television	$2,230.6	$2,544.7
Radio	259.7	363.5
Outdoor	379.9	496.9
Interactive	133.6	52.9
Publishing	161.7	201.6
Eliminations	(5.6)	(5.5)
Total Revenues	$3,159.9	$3,654.1

	Three Months Ended March 31,
OIBDA	2009	2008
Television	$228.7	$448.4
Radio	52.2	122.3
Outdoor	25.1	101.5
Interactive	8.2	1.1
Publishing	.1	17.1
Corporate	(28.5)	(26.0)
Residual costs	(36.0)	(22.4)
Total OIBDA	$249.8	$642.0

	Three Months Ended March 31,
Operating Income (Loss)	2009	2008
Television	$184.7	$404.8
Radio	43.7	115.0
Outdoor	(38.2)	44.1
Interactive	(11.6)	(2.7)
Publishing	(2.1)	14.6
Corporate	(33.0)	(29.2)
Residual costs	(36.0)	(22.4)
Total Operating Income	$107.5	$524.2

Television (CBS Television Network, CBS Television Stations, CBS Television Studios, CBS Television Distribution, CBS College Sports Network and Showtime Networks)

Television revenues for the first quarter of 2009 decreased 12% to $2.23 billion from $2.54 billion for the same prior-year period principally due to lower advertising sales and television license fees partially offset by higher affiliate and home entertainment revenues.  The following table presents revenues by type for the Television segment for the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,
Television Revenues by Type	2009	% of Total	2008	% of Total
Advertising sales	$ 1,307.9	58%	$ 1,537.1	60%
Television license fees	462.7	21	606.6	24
Affiliate revenues	316.0	14	291.2	11
Home entertainment	62.7	3	37.0	2
Other	81.3	4	72.8	3
Total Television Revenues	$ 2,230.6	100%	$ 2,544.7	100%

Advertising sales decreased 15% as a result of softness in the advertising marketplace and significantly lower political advertising sales following the Presidential election.  Television license fees decreased 24% in the absence of the initial benefit in the first quarter of 2008 from the new self-distribution arrangement for the CSI franchise internationally.  Affiliate revenues increased 9% driven by rate increases and strong subscriber growth at Showtime Networks and CBS College Sports Network.  Home entertainment revenues increased 69% reflecting the performance of DVD titles.

Television OIBDA decreased 49% to $228.7 million and operating income decreased 54% to $184.7 million for the first quarter of 2009, with lower advertising sales and lower profits from syndication sales partially offset by the absence of first quarter 2008 restructuring charges of $34.9 million and lower expenses as a result of restructuring and cost-savings initiatives.

Radio (CBS Radio)

Radio revenues for the first quarter of 2009 decreased 29% to $259.7 million from $363.5 million for the same prior-year period, primarily due to the weak advertising marketplace.  The absence of additional revenues from certain agreements with Westwood One that ended in the first quarter of 2008, as well as from the Denver radio stations that were sold, contributed to the decline as well.

Radio OIBDA and operating income for the first quarter of 2009 decreased 57% to $52.2 million and 62% to $43.7 million, respectively, resulting from the aforementioned lower advertising sales and absence of additional revenues from Westwood One.  The absence of first quarter 2008 restructuring charges of $10.0 million and lower talent and employee-related costs resulting from restructuring and cost-savings initiatives partially offset the decline.

Outdoor (CBS Outdoor)

Outdoor revenues for the first quarter of 2009 decreased 24% to $379.9 million from $496.9 million for the same prior-year period, reflecting the soft worldwide advertising marketplace and the negative impact of foreign exchange rate changes as the U.S. dollar strengthened considerably in the quarter. In constant dollars, Outdoor revenues decreased 15% from the first quarter of 2008.

North America revenues decreased 18% (15% in constant dollars) primarily due to lower revenues from the U.S. billboards business and changes in foreign exchange rates.  International revenues decreased 31% (15% in constant dollars) as a result of lower advertising sales in the soft European marketplace and foreign exchange rate changes.  The decline was partially offset by the inclusion of revenues from the South American outdoor company International Outdoor Advertising (IOA), which was acquired in the second quarter of 2008.

Outdoor OIBDA for the first quarter of 2009 decreased 75% to $25.1 million from $101.5 million for the same prior-year period.  Outdoor reported an operating loss of $38.2 million for the first quarter of 2009 versus operating income of $44.1 million for the same quarter last year.  Outdoor’s franchise and lease costs are generally fixed in nature and, with lower revenues in the difficult worldwide advertising marketplace, many of Outdoor’s transit contracts are operating at their minimum guarantee levels, which significantly reduced OIBDA and operating income margins in the first quarter of 2009.

For the first quarter of 2009, North America reported OIBDA of $43.8 million, a decrease of 52% from the same quarter last year, and an operating loss of $2.0 million versus operating income of $45.0 million for the same quarter last year.  For the first quarter, International reported an OIBDA loss of $18.7 million in 2009 versus income of $10.2 million in 2008 and an operating loss of $36.2 million in 2009 versus an operating loss of $.9 million in 2008.  The operating loss for International was negatively affected by higher depreciation expense in the first quarter of 2009 versus the same quarter last year.

Interactive (CBS Interactive)

Interactive revenues for the first quarter of 2009 increased to $133.6 million from $52.9 million for the same quarter last year, reflecting the acquisition of CNET.  On a comparable basis, Interactive revenues decreased 5% from the first quarter of 2008.

Interactive OIBDA of $8.2 million for the first quarter of 2009 increased from $1.1 million for the same prior-year period principally due to the acquisition of CNET and lower employee-related costs.  Interactive reported an operating loss of $11.6 million for the first quarter of 2009 versus an operating loss of $2.7 million for the same quarter last year resulting from depreciation and amortization expense associated with higher fixed asset and intangible asset balances as a result of the CNET acquisition.

Publishing (Simon & Schuster)

Publishing revenues for the first quarter of 2009 decreased 20% to $161.7 million from $201.6 million for the same prior-year period reflecting a soft retail market and the timing of the releases of titles.

Publishing OIBDA for the first quarter of 2009 decreased to $.1 million from $17.1 million for the same quarter last year.  Publishing reported an operating loss of $2.1 million for the first quarter of 2009 versus operating income of $14.6 million for the same quarter last year.  These decreases were driven by the revenue decline partially offset by lower expenses resulting from cost-savings initiatives.

Corporate

Corporate expenses before depreciation expense increased 10% to $28.5 million for the first quarter of 2009 from $26.0 million for the same quarter last year primarily due to the absence of a first quarter 2008 gain on the sale of fixed assets.

Residual Costs

Residual costs primarily include pension and postretirement benefits costs for benefit plans retained by the Company for previously divested businesses.  Residual costs increased to $36.0 million for the first quarter of 2009 from $22.4 million for the same quarter last year primarily as a result of pension plan asset performance for 2008.

Interest Expense

Interest expense of $133.2 million for the first quarter of 2009 decreased $5.5 million from $138.7 million for the same quarter last year primarily due to the repurchases of a portion of the Company’s 7.70% senior notes during the fourth quarter of 2008 and the first quarter of 2009.

Interest Income

Interest income of $2.3 million for the first quarter of 2009 decreased from $17.6 million for the same quarter last year reflecting lower average cash balances and lower interest rates.

Other Items, Net

Other items, net for the first quarter of 2009 was a net loss of $11.9 million, principally consisting of foreign exchange translation losses.

Provision for Income Taxes

For the first quarter, the Company’s provision for income taxes was $8.8 million for 2009 and $151.3 million for 2008 on earnings (loss) before income taxes of $(35.3) million for 2009 and $402.9 million for 2008.  The first quarter 2009 income tax provision was affected by the reversal of certain international net operating loss carryforwards, as well as a reduction of deferred tax assets associated with stock-based compensation.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K.  The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Martin Shea
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-8571
gdschwartz@cbs.com	marty.shea@cbs.com

Dana McClintock	Adam Townsend
Senior Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-1077	(212) 975-5292
dlmcclintock@cbs.com	adam.townsend@cbs.com

Andrea Prochniak	Debra Wichser
Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-0053	(212) 975-3718
andrea.prochniak@cbs.com	debra.wichser@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2009	2008

Revenues	$3,159.9	$3,654.1

Operating income	107.5	524.2

Interest expense	(133.2)	(138.7)
Interest income	2.3	17.6
Other items, net	(11.9)	(.2)
Earnings (loss) before income taxes	(35.3)	402.9

Provision for income taxes	(8.8)	(151.3)
Equity in loss of investee companies, net of tax	(11.2)	(7.3)
Net earnings (loss)	$(55.3)	$244.3

Basic net earnings (loss) per common share	$(.08)	$.37

Diluted net earnings (loss) per common share	$(.08)	$.36

Weighted average number of common shares outstanding:
Basic	671.5	667.9
Diluted	671.5	673.8

Dividends per common share	$.05	$.25

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At March 31,	At December 31,
	2009	2008

Assets

Cash and cash equivalents	$239.6	$419.5
Receivables, net	2,932.9	2,749.9
Programming and other inventory	753.3	1,027.3
Prepaid expenses and other current assets	1,037.7	996.1
Total current assets	4,963.5	5,192.8

Property and equipment	4,906.6	4,899.5
Less accumulated depreciation and amortization	1,949.5	1,891.2
Net property and equipment	2,957.1	3,008.3

Programming and other inventory	1,570.7	1,578.1
Goodwill	8,590.1	8,647.8
Intangible assets	7,060.5	7,104.2
Other assets	1,263.9	1,358.1

Total Assets	$26,405.8	$26,889.3

Liabilities and Stockholders’ Equity

Accounts payable	$354.4	$462.8
Participants’ share and royalties payable	1,006.1	962.3
Program rights	990.2	840.1
Current portion of long-term debt	22.5	21.3
Accrued expenses and other current liabilities	2,088.3	2,514.4
Total current liabilities	4,461.5	4,800.9

Long-term debt	7,108.7	6,974.8
Other liabilities	6,365.9	6,516.3
Stockholders’ equity	8,469.7	8,597.3

Total Liabilities and Stockholders’ Equity	$26,405.8	$26,889.3

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Three Months Ended
	March 31,
	2009	2008

Operating activities:
Net earnings (loss)	$(55.3)	$244.3
Adjustments to reconcile net earnings (loss) to net cash flow (used for) provided by operating activities:
Depreciation and amortization	142.3	117.8
Stock-based compensation	32.9	33.1
Equity in loss of investee companies, net of tax and distributions	12.7	7.3
Decrease to accounts receivable securitization program	(300.0)	—
Change in assets and liabilities, net of effects of acquisitions	145.9	624.3
Net cash flow (used for) provided by operating activities	(21.5)	1,026.8
Investing activities:
Acquisitions, net of cash acquired	(6.7)	(48.4)
Capital expenditures	(74.2)	(88.8)
Investments in and advances to investee companies	(12.5)	(1.1)
Purchases of marketable securities	(35.6)	(12.6)
Proceeds from dispositions	21.6	189.5
Proceeds from sales of marketable securities	—	4.7
Net receipts from Viacom Inc. related to the Separation	—	6.7
Other, net	(.3)	(7.4)
Net cash flow (used for) provided by investing activities	(107.7)	42.6
Financing activities:
Borrowings from (repayments to) banks, including commercial paper, net	293.1	(3.7)
Repayment of notes	(151.9)	—
Payment of capital lease obligations	(3.9)	(5.0)
Dividends	(184.4)	(168.8)
Purchase of Company common stock	(4.0)	(11.9)
Proceeds from exercise of stock options	—	30.4
Excess tax benefit from stock-based compensation	.4	1.6
Net cash flow used for financing activities	(50.7)	(157.4)
Net (decrease) increase in cash and cash equivalents	(179.9)	912.0
Cash and cash equivalents at beginning of period	419.5	1,346.9
Cash and cash equivalents at end of period	$239.6	$2,258.9

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Operating Income Before Depreciation and Amortization

The following tables set forth the Company’s Operating Income Before Depreciation and Amortization (“OIBDA”) for the three months ended March 31, 2009 and 2008.  The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Statements of Operations: Equity in loss of investee companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of total OIBDA to net earnings (loss) and OIBDA for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended March 31, 2009
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$228.7	$(44.0)	$184.7
Radio	52.2	(8.5)	43.7
Outdoor	25.1	(63.3)	(38.2)
Interactive	8.2	(19.8)	(11.6)
Publishing	.1	(2.2)	(2.1)
Corporate	(28.5)	(4.5)	(33.0)
Residual costs	(36.0)	—	(36.0)
Total	$249.8	$(142.3)	$107.5

	Three Months Ended March 31, 2008
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$448.4	$(43.6)	$404.8
Radio	122.3	(7.3)	115.0
Outdoor	101.5	(57.4)	44.1
Interactive	1.1	(3.8)	(2.7)
Publishing	17.1	(2.5)	14.6
Corporate	(26.0)	(3.2)	(29.2)
Residual costs	(22.4)	—	(22.4)
Total	$642.0	$(117.8)	$524.2

	Three Months Ended March 31,
	2009	2008
Total OIBDA	$249.8	$642.0
Depreciation and amortization	(142.3)	(117.8)
Operating income	107.5	524.2
Interest expense	(133.2)	(138.7)
Interest income	2.3	17.6
Other items, net	(11.9)	(.2)
Earnings (loss) before income taxes	(35.3)	402.9
Provision for income taxes	(8.8)	(151.3)
Equity in loss of investee companies, net of tax	(11.2)	(7.3)
Net earnings (loss)	$(55.3)	$244.3

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow (used for) provided by operating activities less capital expenditures and increases/(decreases) to the accounts receivable securitization program.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow (used for) provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures and increases/(decreases) to the accounts receivable securitization program from net cash flow (used for) provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to net cash flow (used for) provided by operating activities, the most directly comparable amount reported under GAAP.

The following table presents a reconciliation of the Company’s net cash flow (used for) provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2009	2008
Net cash flow (used for) provided by operating activities	$(21.5)	$1,026.8
Add back: Decrease to accounts receivable securitization program	300.0	—
Capital expenditures	(74.2)	(88.8)
Free cash flow	$204.3	$938.0

The following table presents a summary of the Company’s cash flows:

	Three Months Ended March 31,
	2009	2008
Net cash flow (used for) provided by operating activities	$(21.5)	$1,026.8
Net cash flow (used for) provided by investing activities	$(107.7)	$42.6
Net cash flow used for financing activities	$(50.7)	$(157.4)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Interactive Segment Comparable Revenues Reconciliation

The Company acquired CNET on June 30, 2008.  The following table presents the revenues for the Interactive segment on a comparable basis, which includes the revenues of CNET for all periods presented and excludes the impact of divested interactive businesses and foreign exchange rate changes.  The Company believes that adjusting the revenues of the Interactive segment to include CNET prior to acquisition and exclude the impact of divested interactive businesses and foreign exchange rate changes provides investors with a clearer perspective on the current underlying financial performance of the Interactive segment.

	Three Months Ended
	March 31,		Better/
	2009	2008	(Worse)%
Interactive revenues, as reported	$133.6	$52.9	153%
CNET revenues prior to June 30, 2008 acquisition	—	91.4	n/m
Divested interactive businesses	—	(2.3)	n/m
Foreign exchange rate changes	—	(2.1)	n/m
Interactive revenues, comparable basis	$133.6	$139.9	(5)%

n/m – not meaningful

Business Outlook

The following table presents the Company’s business outlook for 2009, which is based on 2008 results adjusted to exclude impairment charges.

	Twelve Months Ended December 31, 2008
	2008 Reported	Impairment Charges	2008 Adjusted	2009 Business Outlook
OIBDA	$(11,627.1)	$14,181.4	$2,554.3	$1.725 billion to $1.925 billion
Depreciation and amortization	(531.6)	—	(531.6)
Operating income (loss)	$(12,158.7)	$14,181.4	$2,022.7